UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2021

SWISHER HYGIENE INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction
of Incorporation)

001-35067	27-3819646
(Commission File Number)	(I.R.S. Employer Identification No.)

201 East Las Olas Boulevard Suite 1800 Fort Lauderdale, FL	33301
(Address of Principal Executive Offices)	(Zip Code)

(203) 682-8331
(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.
Other Events.

Dissolution Update.

a.
 Motion for Second Interim Distribution to Stockholders and to Set Final Reserve

As previously reported, on November 12, 2020 Swisher Hygiene Inc. (the “Company”) filed a motion with the Court of Chancery of the State of Delaware (the “Delaware Court”) requesting the court (i) to reduce the reserve previously set for the claims of Honeycrest Holdings, Ltd. (“Honeycrest”) against the Company from $6.9 million to $1.8 million, and (ii) to permit the Company to make a Second Interim Distribution of $5.0 million to its stockholders (the “Motion”). The Motion was opposed by Honeycrest, the Company’s sole remaining known claimant.

On March 5, 2021, the Delaware Court ruled from the bench and denied the Company’s motion. The Delaware Court encouraged the parties to submit their dispute to alternative dispute resolution and ruled that it would hold status conferences every two months until the claims of Honeycrest were resolved. The first of those conferences is currently scheduled for May 5, 2021.

b.
 Extension of the Company’s Corporate Existence.

Because the claims of Honeycrest remain pending, the Company will not be able to complete its dissolution and final liquidation by March 31, 2021. Accordingly, on March 16, 2021, the Company filed a motion with the Delaware Court to extend its existence until December 31, 2021, which the Company believes will be granted by the Delaware Court.

The Company intends to pursue arbitration of the Honeycrest claim and the Company’s counterclaims. However, the Company can give no assurances that the parties will be able to agree on an acceptable arbitrator, the governing terms of the arbitration or when the arbitration will be scheduled and concluded; nor can the Company predict the outcome of the arbitration, should it occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWISHER HYGIENE INC.

Date: March 19, 2021	By:	/s/ Richard L. Handley
Richard L. Handley
Chairman, President and Secretary